Sensata Announces New Chief Financial Officer
•Brian Roberts joins Sensata as Executive Vice President and Chief Financial Officer
•Paul Vasington to retire from Sensata after nearly 10 years as CFO
Swindon, United Kingdom- Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensors, sensor-rich solutions and electrical protection devices, announced that Brian K. Roberts has been named as Sensata’s new CFO, beginning immediately following the filing of the 10-Q for the third quarter 2023 in early November. Brian will assume leadership and oversight of all global financial activities of Sensata.
Brian will succeed Sensata’s current Chief Financial Officer, Paul Vasington, who has decided to retire from the Company. Paul will remain with Sensata through a transition period and will remain as an advisor to Jeff Cote and Brian until April 2, 2024.
“I am excited to welcome Brian to Team Sensata,” said Jeff Cote, Chief Executive Officer and President. “Brian’s 30 years of finance and leadership experience will serve us well as we focus on strong and disciplined execution, margin expansion and debt reduction. Brian will be a critical leader for us as we continue along our transformation journey to become the driving force toward an electrified world and a sustainable future.”
Brian boasts decades of finance, operational and leadership experience across several industries, including marketing and technology services, medical device manufacturing, and life sciences. Most recently, Brian was the Chief Executive Officer of Tarveda Therapeutics, a private venture backed oncology company, which he joined initially as CFO in 2018. Brian has extensive public company operating experience including as CFO at both Insulet Corporation (NASDAQ: PODD), a high-growth medical technology business and Digitas, Inc., through its successful acquisition by Publicis Groupe. Brian also has significant public Board experience including serving for eight years as Audit Committee Chair for ViewRay, Inc.
Brian started his career at Ernst & Young and is a Certified Public Accountant. He holds a Bachelor of Science in Accounting and Finance from Boston College.
“On behalf of our Board of Directors and everyone at Sensata, I want to thank Paul for his many years of service and dedication to our company, during a time of extensive change and disruption and wish him well on his well-earned retirement,” said Cote. “Paul has built a strong finance team that I am confident will continue to thrive under Brian’s leadership.”
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its third quarter 2023 financial results and its outlook for the fourth quarter of 2023. The webcast and subsequent replay will be available on the investor relations page of the Company’s website at http://investors.sensata.com. Investors can also listen to the earnings call live via telephone by dialing 1-844-784-1726 or 1-412-380-7411 and referencing the Sensata Q3 2023 Financial Results Conference Call. A replay of the call will be available until November 7, 2023. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 1055825.
About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified, and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable business insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and global operations in 16 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow us on LinkedIn, Facebook and Twitter.
Investor Contact:
Jacob Sayer
+1 (508) 236-1666
jsayer@sensata.com
Media Contact:
Alexia Taxiarchos
+1 (508) 236-1761
ataxiarchos@sensata.com